AXA Equitable Life Insurance Company

SECTION B – FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE

Name of Proposed Insured	Date of Birth

1. Product Name Corporate Owned Incentive Life (COIL)
2. Amount of Insurance $
3. Death Benefit Option ☐ Option A (Level) ☐ Option B (Face Amount and Policy Account Value)
4. Definition of Life Insurance Test ☐ Guideline Premium Test ☐ Cash Value Accumulation Test

5. a. Planned Periodic Premium Amount $ b. Initial Premium $

6. Premium Mode ☐ Annually ☐ Semi-Annually ☐ Quarterly ☐ Monthly
7. Billing Method ☐ Direct ☐ List bill ☐ Single (No further Premium billing will be sent) ☐ Other
List Billing Payor Name
SSN/EIN
Address Payor ☐ Insured ☐ Corporation ☐ Other
________________________________________
8. Policy Dating
Register date (mm/dd/yyyy)
☐ Backdate to save age: ☐ Yes ☐ No
Max 6 months prior to application date (3 months in OH) (Charges and Premiums for insurance coverage begin on the backdated Register Date)

9.

☐ Integrated Term Insurance Rider (ITR)
ITR Face Amount $
Target Amount $ (Base Face Amount plus ITR Face Amount)
☐ Other (as allowed or available with product)

10.
a. Have you, the Proposed Insured(s) and the Owner, if other than the Proposed Insured(s), received:
(1) the most current prospectus, and supplement(s) if applicable, for the policy(ies) applied for?	☐ Yes ☐ No
(2) the most current prospectus, and supplement(s) if applicable, for the designated investment company(ies)?	☐ Yes ☐ No

b.      Do you understand that (i) policy values reflect certain deductions and charges, and may increase or decrease depending on credited interest for the Guaranteed Interest Account and/or the investment experience of Separate Account Funds and (ii) the cash value may be subject to a surrender charge, if any, upon policy surrender, lapse or face amount reduction?

☐ Yes ☐ No
c. With this in mind, is (are) the policy(ies) in accord with your insurance and long-term investment objectives and anticipated financial needs?	☐ Yes ☐ No
d. Disclosures and Consent for Delivery of Initial Prospectus on CD-Rom for AXA Equitable’s and its affiliates’ Variable Life products.

☐      By checking the box you acknowledge that you received the initial prospectus on computer readable compact disk “CD,” if available for the product chosen, and that you are able to access the CD information. In order to retain the prospectus indefinitely, you must print it. You understand that you may request a prospectus in paper format at any time by calling Customer Service at 1-877-222-2144, and that all subsequent prospectus updates and supplements will be provided to you in paper format, unless you enroll in our electronic delivery service.

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SECTION B – FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE

11. INITIAL ALLOCATION TO THE INVESTMENT OPTIONS1

Please see the Prospectus for a description of the investment objectives for each Investment Option.

(Whole Percentages Only)
For Premiums

Market Stabilizer Option (50% maximum)	%
Guaranteed Interest Account	%
American Century VP Mid Cap Value	%
AXA Aggressive Allocation	%
AXA Conservative Allocation	%
AXA Conservative-Plus Allocation	%
AXA Moderate Allocation	%
AXA Moderate-Plus Allocation	%
BlackRock Global Allocation V.I.	%
EQ/AllianceBernstein Small Cap Growth	%
EQ/BlackRock Basic Value Equity	%
EQ/Capital Guardian Research	%
EQ/Common Stock Index	%
EQ/Equity 500 Index	%
EQ/Equity Growth PLUS	%
EQ/GAMCO Mergers & Acquisitions	%
EQ/GAMCO Small Company Value	%
EQ/Global Bond PLUS	%
EQ/Global Multi-Sector Equity	%
EQ/Intermediate Government Bond	%
EQ/International Equity Index	%
EQ/International Value PLUS	%
EQ/JPMorgan Value Opportunities	%
EQ/Large Cap Core PLUS	%
EQ/Large Cap Growth Index	%
EQ/Large Cap Growth PLUS	%
EQ/Large Cap Value PLUS	%
EQ/Lord Abbett Large Cap Core	%
EQ/Mid Cap Index	%
EQ/Mid Cap Value PLUS	%
EQ/Money Market	%
EQ/Montag & Caldwell Growth	%
EQ/Quality Bond PLUS	%
EQ/Small Company Index	%
EQ/T. Rowe Price Growth Stock	%
EQ/Wells Fargo Omega Growth	%
Fidelity VIP Asset Manager: Growth	%
Fidelity VIP Contrafund	%

(Whole Percentages Only)
For Premiums

Fidelity VIP Equity-Income	%
Fidelity VIP Growth & Income	%
Fidelity VIP High Income	%
Fidelity VIP Investment Grade Bond	%
Fidelity VIP Mid Cap	%
Fidelity VIP Money Market	%
Fidelity VIP Value	%
Fidelity VIP Value Strategies	%
Franklin Small Cap Value Securities	%
Invesco V.I. Diversified Dividend	%
Invesco V.I. Global Real Estate	%
Invesco V.I. International Growth	%
Invesco V.I. Mid Cap Core Equity	%
Invesco V.I. Small Cap Equity	%
Ivy Funds VIP Dividend Opportunities	%
Ivy Funds VIP Energy	%
Ivy Funds VIP Mid Cap Growth	%
Ivy Funds VIP Science and Technology	%
Ivy Funds VIP Small Cap Growth	%
Lazard Retirement Emerging Markets Equity	%
MFS International Value	%
MFS Utilities	%
Multimanager Aggressive Equity	%
Multimanager Core Bond	%
Multimanager Mid Cap Value	%
Multimanager Multi-Sector Bond	%
Multimanager Technology	%
Mutual Shares Securities	%
Natural Resources	%
PIMCO VIT Real Return	%
PIMCO VIT Total Return	%
Target 2015 Allocation	%
Target 2025 Allocation	%
Target 2035 Allocation	%
Target 2045 Allocation	%
T. Rowe Price Health Sciences II	%
Templeton Global Bond Securities	%
TOTAL	100%

[1]	please see top of next page for important information

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SECTION B – FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE

[1] The “Investment Start Date” is the latest of: (1) the business day we receive the minimum initial premium at our Administrative Office; (2) the Register Date of your policy; and (3) the issue date of your policy. If you pay the minimum initial premium when you submit your application, this definition of Investment Start Date takes precedence over the contract’s provision regarding when your premium payment is allocated to your Policy Account.

In AL, AK, AZ, CA, CO, FL, ID, IA, KS, MN, NJ, OR, PA, PR, TN, USVI, and WY your Policy Account will be allocated according to these percentages as of the Investment Start Date. In all other jurisdictions, your Policy Account will be allocated to the EQ/Money Market Investment Option as of the Investment Start Date, and will be allocated according to the above percentages as of the Allocation Date, which is the later of: (1) the first business day that coincides with or next follows the end of the Free-Look period (e.g., 10 days from the signed date on the Delivery Receipt); and (2) the business day the Delivery Receipt is received in our Administrative Office. Any payments we receive prior to your Investment Start Date will be held in a non-interest bearing account until your Investment Start Date.

If you elect the Market Stabilizer Option, such portion of your Policy Account will be allocated to the Market Stabilizer Option Holding Account and held until the later of: (1) the business day that coincides with or next follows the end of the Free-Look period (e.g., 10 days from the signed date on the Delivery Receipt); and (2) the business day the Delivery Receipt is received in our Administrative Office. Thereafter, such amount will be transferred to the Market Stabilizer Option at the next available Segment Start Date, provided that the conditions specified in the rider and the Prospectus are met.

If you are not in one of the jurisdictions specified above and you elect the Market Stabilizer Option, such portion of your Policy Account will be allocated to the EQ/Money Market Investment Option as of the Investment Start Date, and will be allocated according to the above percentages as of the Allocation Date, which is the later of: (1) the business day that coincides with or next follows the end of the Free- Look period (e.g., 10 days from the signed date on the Delivery Receipt); and (2) the business day the Delivery Receipt is received in our Administrative Office. Thereafter, such portion of your Policy Account will be allocated to the Market Stabilizer Option Holding Account until the next available Segment Start Date, at which time such amount will be transferred to the Market Stabilizer Option, provided that the conditions specified in the rider and the Prospectus are met.

12. ☐ Market Stabilizer Option (Variable Indexed Option Rider)

Specified Growth Cap Rate             % (indicate a Growth Cap Rate between 6% and 8% in whole percentages only)

If the Growth Cap Rate AXA Equitable sets on a given Segment Start Date is less than the rate you specify, any Policy Account Value you have in the Market Stabilizer Option Holding Account will not be transferred into that Segment. If you do not indicate a Specified Growth Cap Rate, the Specified Growth Cap Rate will be set to 6%, the guaranteed minimum Growth Cap Rate, and funds will transfer into a new Segment on all available Segment Start Dates, provided the conditions specified in the rider and Prospectus are met.

If you elect the Market Stabilizer Option, monthly deductions will be allocated 100% to the unloaned GIA on a Segment Start Date. If the unloaned GIA is not sufficient to cover such monthly deductions for the longest Segment Term, funds will be transferred pro-rata from amounts in the Variable Investment Options, including the Market Stabilizer Option Holding Account, to the unloaned GIA to supplement any remaining monthly deductions.

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Each Segment of the Market Stabilizer Option has a Segment Maturity Date, which is approximately one year following a Segment Start Date. You may specify the investment option allocation percentages for the rollover of the Segment Maturity Value.

13. ☐Check here if you wish to rollover your Market Stabilizer Option Segment Maturity Value to a new Segment. If this box is not checked, indicate allocations for rollover of the Segment Maturity Value below. Please note that by electing less than 100% rollover, the total portion of your Policy Account Value allocated to the Market Stabilizer Option will continually decrease as future rollovers occur, if no other changes were made. For example, a Segment Maturity Allocation of 50% to the Market Stabilizer Option will rollover 50% of the original Market Stabilizer Option allocation in year 2 but only 25% (50% x 50%) of the original Market Stabilizer Option allocation in year 3.

Investment Options for Rollover (complete only if 13. is not checked):	Percentage (whole percentages only):
%
%
%
%
%
TOTAL 100%

14. Note: Not available if you elect the Asset Rebalancing Service. The Guaranteed Interest Account is not an available option with Automatic Transfer Service. Any dollar amount allocated to the MSO for use with the Automated Transfer Service must be 50% or less of the dollar amount being transferred from the EQ/Money Market investment option.

The Automatic Transfer service enables you to make automatic monthly or quarterly transfers from the EQ/Money Market Investment Option to other variable investment options that you select. A minimum of $5,000 must be allocated to the EQ/Money Market Investment Option. Each transfer must be at least $250 across all funds. The automatic transfer is effective on the 10th of the first month or the 10th of the first calendar quarter after the Free-Look period ends. The Free-Look period ends on the later of: (1) the business day the Delivery Receipt is received in our Administrative Office; and (2) 10 days from the signed date on the Delivery Receipt. Please choose the frequency at which you would like the transfer(s) to occur (this will be the same across all funds):            ☐ Monthly         ☐Quarterly

Investment Options to Receive Transfer:		Dollar Amount:
$
$
$
$
$
	TOTAL	$

I (We), have read the detailed description of the Automatic Transfer Service in the prospectus. My (Our) instructions will remain in effect until (a) I (We) provide new written instructions or (b) the Automatic Transfer Service otherwise terminates as described in the prospectus. I (We) understand that use of the Automatic Transfer Service does not guarantee a profit and will not protect against loss in a declining market.

15. ☐ Note: Not available if you elect the Automatic Transfer Service. Neither the Guaranteed Interest Account nor the Market Stabilizer Option are available options with Asset Rebalancing Service.

Allocation among the variable investment options will be re-adjusted according to the percentages you indicated in Item 11 on a calendar quarter basis. Asset Rebalancing is effective on the 10th of the first calendar quarter after the Free-Look period ends and quarterly thereafter. The Free-Look period ends on the later of: (1) the business day the Delivery Receipt is received in our Administrative Office; and (2) 10 days from the signed date on the Delivery Receipt.

I (We), have read the detailed description of the Asset Rebalancing Service in the prospectus. My (Our) instructions will remain in effect until (a) I (we) provide new written instructions or (b) Asset Rebalancing otherwise terminates as described in the prospectus. I (We) understand that the use of the Asset Rebalancing Service does not guarantee a profit and will not protect against loss in a declining market.

I (WE) UNDERSTAND THAT THE POLICY VALUES AND THE DEATH BENEFIT MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE INVESTMENT EXPERIENCE OF THE VARIABLE SUBACCOUNTS (SUBJECT TO ANY SPECIFIED MINIMUM GUARANTEES).

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